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                                    FORM 8-K

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                             ----------------------

                                 CURRENT REPORT

                         Pursuant to Section 13 or 15(d)
                   of the Securities and Exchange Act of 1934

                             -----------------------

                          Date of Report: May 23, 2000

                                  PLEXUS CORP.
--------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)

          Wisconsin                    000-14824             39-1344447
---------------------------           -----------        ------------------
(State or other jurisdiction          (Commission         (I.R.S. Employer
      of incorporation)               File Number        Identification No.)

55 Jewelers Park Drive, Neenah, Wisconsin                54957-0156
-----------------------------------------                ----------
(Address of principal executive offices)                 (Zip Code)

               Registrant's telephone number, including area code:
                                 (920) 722-3451


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Item 2. Acquisition or Disposition of Assets

         On May 23, 2000, Plexus Corp. ("Plexus") completed its previously announced acquisition of the turnkey electronic contract manufacturing operations of Elamex, S.A. de C.V. ("Elamex") pursuant to a Stock Purchase Agreement dated as of March 30, 2000. Under the purchase agreement, Elamex formed two corporations (the "Acquired Companies"), to which Elamex transferred specified assets, operations and liabilities of its turnkey electronic contract manufacturing operations in Juarez, Mexico. Plexus then purchased the stock of the Acquired Companies for US $53.7 million, subject to adjustment upon the final determination of the net book value of the Acquired Companies. The purchase price was paid in cash; Plexus financed the acquisition from its working capital and its pre-existing bank lending facility.

         The purchase agreement was negotiated at arm's length between the officers of Plexus and the officers of Elamex. None of those persons were affiliated with the other party, its affiliates, its directors and officers and their associates. Both parties were also assisted in the negotiations by their respective counsel.

         Plexus is accounting for the acquisition of the Acquired Companies using the purchase method of accounting. Therefore, the effects of the acquisition will be reflected on Plexus' books from and after the acquisition date.

         The new Plexus Mexican operations, which are to be conducted through the Acquired Companies, include the manufacture of assembled printed circuit boards, sub-assemblies, box-build electronics and after-market depot repair services, primarily for original equipment manufactures ("EOMs") in the consumer, industrial and telecommunications electronics industries. The operations are located at two leased facilities in Juarez, Mexico, with approximately 250,000 square feet of manufacturing, office and storage space. For the fiscal year ended December 31, 1999, the Acquired Companies had, on a pro forma basis, net sales of approximately US $82 million (which included $12 million of sales relating to a contract that was not assumed by the Acquired Companies and is expected to terminate in summer 2000). The acquisition provides Plexus its first assembly facilities outside of the United States.

Cautionary Statement regarding Forward-looking Statements:

         The statements contained in this filing which are not historical facts (such as statements in the future tense and statements including "believe", "expect", "intend", "anticipate" and similar concepts) are forward-looking statements that involve risks and uncertainties. These risks include Plexus' challenges in integrating the acquired operations; these challenges could be particularly complex in this acquisition because they are foreign operations involving additional factors such as currency exchange risks, the effects of local customs and practices, the need to attract and retain qualified employees in the local labor market, management integration and the effects of any future change in the Mexican Maquiladora program which currently provides exemptions from Mexican import and export duties. Other risks include, but are not limited to, the level of overall growth in the electronics industry, Plexus' ability to secure new customers

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and maintain its and the acquired operation's current customer base, the results of cost reduction efforts, material cost fluctuations and the adequate availability of components and related parts for production, the effect of changes in foreign currency exchange rates and average selling prices, the risk of customer delays or cancellations in both on-going and new programs, the effect of start-up costs of new programs and facilities, the effect of economic conditions, the impact of increased competition and other risks detailed in Plexus' other Securities and Exchange Commission filings.

Item 7. Financial Statements and Exhibits

         (a)      Financial Statements of Business Acquired

                  The audited financial statements of the operations of the Acquired Companies for the year ended December 31, 1999, and the unaudited financial statements of the operations for the quarterly periods ended March 31, 1999 and 2000 are not yet available to Plexus. Not later than 60 days after the due date of this report, Plexus will file the required financial statements.

         (b)      Pro Forma Financial Information

                  See item 7(a). Not later than 60 days after the due date of this report, Plexus will file the required pro forma information.

         (c)      Exhibits

                  See the Exhibit Index, following the signatures to this Report, which Exhibit Index is incorporated herein by reference.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



Date:   June 5, 2000               /s/ Thomas B. Sabol
                                   ------------------------
                                   Thomas B. Sabol
                                   Chief Financial Officer


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                                  PLEXUS CORP.


                                  EXHIBIT INDEX

                                       to

                             FORM 8-K CURRENT REPORT

                            Dated as of May 23, 2000



                                                                               Incorporated
   Exhibit                                                                   by Reference to /
    Number                   Description                                      Filed Herewith
    ------                   -----------                                      --------------
2.1            Stock Purchase Agreement dated as of March 30, 2000         Exhibit 2.1 to Plexus'
               by and among Plexus, Elamex and Servicios                   Report on Form 10-Q
               Administrativos Elamex, S.A. de C.V.*                       for the quarter ended
                                                                           March 31, 2000

* Excluding exhibits and schedules, which will be provided to the Commission upon request.


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